Exhibit 4.3

BOREAL WATER COLLECTION, INC.

(a Nevada Corporation)

ACTION OF SHAREHOLDERS WITHOUT A MEETING

BY WRITTEN CONSENT

January 20, 2015

(one page)

The undersigned, constituting a voting majority of the common stock shareholders of Boreal Water Collection, Inc., a Nevada Corporation (“Company”), take the following action effective this 20th day of January, 2015:

Amend Articles of Incorporation; increase in authorized common shares to 1.5 billion.

WHEREAS: The Shareholders have been informed of a need to increase the number of authorized common shares to accommodate the issuance of more such shares for a variety of reasons; and

WHEREAS: The Shareholders, in keeping with the advice of management, believe an increase from 600 million to 1.5 billion common shares will be adequate to meet the Company’s need for the foreseeable future; now, therefore, be it

RESOLVED: The Shareholders hereby authorize management to submit paperwork to the Nevada Secretary of State increasing the authorized Company common shares from 600 million to 1.5 billion.

DATED: January 20, 2015. The undersigned hereby waive notice to and agree with the action authorized as aforesaid.

/s/ Francine Lavoie

Francine Lavoie

Number of Common Shares owned: 407,032,305

% of outstanding common shares owned: 74%